Exhibit 2

Janel Corporation
Amended and Restated 2017 Equity Incentive Plan
Stock Option Agreement
(Non-statutory Stock Option)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement, Janel Corporation (the “Company”) has granted you an option under its Amended and Restated 2017 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice.  Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your option are as follows:

1.          Vesting.  Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

2.          Number of Shares and Exercise Price.  The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.

3.          Method of Payment.  Payment of the exercise price is due in full upon exercise of all or any part of your option.  You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a)          In the Company’s sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

(b)        In the Company’s sole discretion, by delivery of shares of Common Stock that are valued at Fair Market Value on the date of exercise.  “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company.  Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

4.            Whole Shares.  You may exercise your option only for whole shares of Common Stock.

5.           Securities Law Compliance.  Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.  The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

6.           Term.  You may not exercise your option before the commencement or after the expiration of its term.  The term of your option commences on the Date of Grant and expires upon the earliest of the following:

(a)          three (3) months after the termination of your Continuous Service for any reason other than your Disability or death;

(b)          twelve (12) months after the termination of your Continuous Service due to your Disability;

(c)           eighteen (18) months after your death if you die either during your Continuous Service; or

(d)           the day before the tenth (10th) anniversary of the Date of Grant.

7.          Exercise.

(a)          You may exercise the vested portion of your option during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b)          By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (3) the disposition of your option.

8.          Transferability.  Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.  Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

9.          Change In Control, Death or Disability.   If a Change in Control occurs during your Continuous Service or if your service terminates as a result of your death or Disability, then, as of the date of such date, the vesting and exercisability of your option shall be accelerated in full.

10.          Option not a Service Contract.  Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or an Affiliate.  In addition, nothing in your option shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have with the Company or an Affiliate.

11.          Withholding.

(a)         At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise or disposition of your option.

(b)        Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law.

(c)        You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied.  Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein unless such obligations are satisfied.

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12.          Notices.  Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

13.          Governing Plan Document.  Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

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Janel Corporation
Stock Option Grant Notice
(Amended and Restated 2017 Equity Incentive Plan)

Janel Corporation (the “Company”), pursuant to its Amended and Restated 2017 Equity Incentive Plan (the “Plan”), hereby grants to Option holder an option to purchase the number of shares of the Company’s Common Stock set forth below.  This option is subject to all of the terms and conditions as set forth herein and in the Stock Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety.

Option holder:	John Joseph Gonzalez
Date of Grant:	October 1, 2020
Vesting Commencement Date:	October 1, 2020
Number of Shares Subject to Option:	2,500
Exercise Price (Per Share):	$9
Total Exercise Price:	$22,500
Expiration Date:	October 1, 2030

Type of Grant:	☐ Incentive Stock Option	☒ Non-statutory Stock Option

Exercise Schedule:	☒ Same as Vesting Schedule	☐ Early Exercise Permitted

Vesting Schedule:	October 1, 2021	834 shares
	October 1, 2022	833 shares
	October 1, 2023	833 shares

Payment:	By one or a combination of the following items (described in the Stock Option Agreement):
	☐	By cash or check
	☐	Pursuant to a Regulation T Program
	☐	By delivery of already-owned shares, if permitted by the Board

Additional Terms/Acknowledgements: The undersigned Option holder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Stock Option Agreement and the Plan.  Option holder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between Option holder and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject.

JANEL CORPORATION:		Option holder:
By:	/s/	/s/
Signature		Signature
Title: CEO
Date: October 1, 2020		Date:

Attachments:	Stock Option Agreement
Amended and Restated 2017 Equity Incentive Plan and Notice of Exercise

NOTICE OF EXERCISE

TO:  Janel Corporation

Date of Exercise:

Ladies and Gentlemen:

This constitutes notice under my stock option that I elect to purchase the number of shares for the price set forth below.

Type of option (check one):	Incentive ☐	Non-statutory ☐
Stock option dated:
Number of shares as to which option is exercised:
Certificates to be issued in name of:
Total exercise price:	$
Cash payment delivered herewith:	$
Value of ________ shares of common stock delivered herewith:	$

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Amended and Restated 2017 Equity Incentive Plan, and (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option.

Very truly yours,